                                    EXHIBIT 10.1

Execution Version
DK Trading & Supply, LLC
310 Seven Springs Way, Suite 500
Brentwood, TN 37027

September 18, 2023

Citigroup Energy Inc.
2700 Post Oak Blvd., Suite 400
Houston, TX 77056-5734

Re: Inventory Intermediation Agreement dated as of December 22, 2022 (the “Intermediation Agreement”) among DK Trading & Supply, LLC (“DKTS”), certain affiliates of DKTS, and Citigroup Energy Inc. (“Citi”)

Reference is made to the Intermediation Agreement as defined above. Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) have the meanings provided in the Intermediation Agreement.

As provided in Section 11.1(b) of the Intermediation Agreement, the Aggregate Daily Settlement Amount is due on the Business Day immediately following the date on which Citi invoices DKTS.

As the parties now desire for Citi to temporarily amend Section 11.1(b) of the Intermediation Agreement from the Execution Date (as defined below) to the Amended Payment Date (as defined in Schedule 2) and to make certain other related changes, Citi and DKTS hereby agree as follows:

1.On the date of this Letter Agreement (the “Execution Date”), DKTS shall cause to be issued to Citi a Letter of Credit in an initial face amount of $180,000,000 or shall cause an existing Letter of Credit to be increased by an amount of $180,000,000 (such new Letter of Credit or increased amount, the “Funding LC”).

2.Subject to the delivery of the Funding LC to Citi in the amount set forth in paragraph 1 above, for purposes of Section 11.1(b) of the Intermediation Agreement, the parties agree to defer the due date for payment of receivables owing to Citi as agreed in the Intermediation Agreement (the “IIA Receivables”) in an amount equal to the relevant Deferred Daily Receivables Amount for each relevant day for the included pipeline locations and volumes as set forth on Schedule 1 hereto, for a period from the Current Intermediation Agreement Payment Date to Amended Payment Date, as set forth on Schedule 2 hereto.

3.In respect of each Crude Withdrawal Booking Date, Citi will calculate the difference between
(i) the IIA Receivables amount due on such day and (ii) the Deferred Daily Receivables Amount. If (i) exceeds (ii), then DKTS shall pay Citi the excess of (i) over (ii) on the applicable Current Intermediation Agreement Payment Date. If (i) is less than (ii), then Citi shall pay DKTS the absolute value of (i) minus (ii) on the applicable Current Intermediation Agreement Payment Date.

4.Once delivered to Citi, the Funding LC will constitute Posted Collateral for purposes of Section 12 of the Intermediation Agreement, with the total Deferred Daily Receivables Amount to be included as Exposure for purposes of Section 12 of the Intermediation Agreement. Notwithstanding the foregoing, DKTS agrees and acknowledges that the Value of the Funding LC shall be treated as an Independent Amount and DKTS will not be permitted to demand a Return Amount in respect thereof.

5.In respect of each Crude Withdrawal Booking Date, DKTS agrees to pay Citi a fee (each, a “Funding Fee”) in USD in an amount equal to the product of (x) Deferred Daily Receivables Amount, (y) the sum of the Applicable Benchmark Rate and 4.50% and (z) the number of days from and including the Crude Withdrawal Booking Date to but excluding the Amended Payment Date. An aggregate amount equal to the sum of the Funding Fees will be payable on the Amended Payment Date.

6.Citi will either (i) release the Funding LC and will return the original to DKTS marked ‘cancelled’ or (ii) consent to the reduction in size by an amount of $180,000,000 of the issued Letter of Credit only upon payment of the total Deferred Daily Settlement Amount and the Funding Fee in full on the Amended Payment Date. Failure by DKTS to pay the total Deferred Daily Receivables Amount and the Funding Fee in full on the Amended Payment Date will constitute an Event of Default under the Intermediation Agreement in respect of which DKTS will be the sole Defaulting Party. Such Event of Default shall occur without any grace period or the giving of notice by Citi to DKTS, and Citi may immediately exercise its rights and remedies under Section 20.2 of the Intermediation Agreement in respect thereof.

Except as expressly set forth herein, the Intermediation Agreement is not amended or modified, remains in full force and effect, and each of Citi and DKTS ratifies their respective obligations thereunder. This Letter Agreement shall be effective as of the Execution Date.

This Letter Agreement may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission, portable document format (PDF) or other electronic means shall have the same force and effect as manually signed originals and shall be binding on the parties hereto.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its conflict of law principles that would require the application of the laws of another state.

With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Letter Agreement (“Proceedings”), each party irrevocably (A) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (B) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this provision shall prohibit a party from bringing an action to enforce a money judgment in any other jurisdiction.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS LETTER AGREEMENT.

The parties agree that this Letter Agreement will constitute a Transaction Document under the Intermediation Agreement.

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Yours faithfully,

DK TRADING & SUPPLY, LLC

By:	/s/ Reuven Spiegel
Name:	Reuven Spiegel
Title:	Chief Financial Officer

By:	/s/ Billy Buckmaster
Name:	Billy Buckmaster
Title:	Treasurer

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Accepted and agreed:

CITIGROUP ENERGY INC.

By:	/s/ Jeffrey Oh
Name:	Jeffrey Oh
Title:	Managing Director

Schedule 1 Included Pipeline Locations

Pipeline	Daily Volumes Withdrawals
Caddo Pipeline	-40,189.66
Crescent Pipeline	-18,103.45
Exxon Pipeline	-40,189.66
GA Pipeline	-31,096.55
MV Pipeline	-31,096.55
Red River Pipeline	-8,413.52
WTG Pipeline	-40,654.89
Total	-209,744.28

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Schedule 2

Price ($/bbl)	Volumes (bbl)	Deferred Daily Receivables Amount	Crude Withdrawal Booking Date	Current Intermediation Agreement Payment Date	Amended Payment Date

90.00	209,744.28	$18,876,985.20	Saturday, September 16, 2023	Wednesday, September 20 2023	Friday, October 20, 2023
90.00	209,744.28	$18,876,985.20	Sunday, September 17, 2023	Wednesday, September 20, 2023	Friday, October 20, 2023
90.00	209,744.28	$18,876,985.20	Monday, September 18, 2023	Wednesday, September 20, 2023	Friday, October 20, 2023
90.00	209,744.28	$18,876,985.20	Tuesday, September 19, 2023	Thursday, September 21, 2023	Friday, October 20, 2023
90.00	209,744.28	$18,876,985.20	Wednesday, September 20, 2023	Friday, September 22, 2023	Friday, October 20, 2023
90.00	209,744.28	$18,876,985.20	Thursday, September 21, 2023	Monday, September 25, 2023	Friday, October 20, 2023
90.00	209,744.28	$18,876,985.20	Friday, September 22, 2023	Tuesday, September 26, 2023	Friday, October 20, 2023
90.00	209,744.28	$18,876,985.20	Saturday, September 23, 2023	Wednesday, September 27, 2023	Friday, October 20, 2023
90.00	209,744.28	$18,876,985.20	Sunday, September 24, 2023	Wednesday, September 27, 2023	Friday, October 20, 2023
90.00	112,301.48	$10,107,133.20	Monday, September 25, 2023	Wednesday, September 27, 2023	Friday, October 20, 2023
	Total	$180,000,000.00

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